Exhibit 99.1

Recro Pharma Reports Third Quarter 2014 Financial Results

Commenced Post Op Day 1 Phase II Clinical Trial of Dex-IN;

Top Line Data Expected Mid 2015

MALVERN, PA, November 10, 2014 — Recro Pharma, Inc. (Nasdaq: REPH), a clinical stage specialty pharmaceutical company developing non-opioid therapeutics for the treatment of pain, initially for acute pain following surgery, today reported financial results for the third quarter ended September 30, 2014.

“We ended the third quarter with approximately $24 million of cash and cash equivalents, which we believe is sufficient to fund our operations through the end of 2015, well beyond the expected mid 2015 top-line data readout for the recently initiated Post Op Day 1 Phase II trial with our lead candidate Dex-IN,” said Gerri Henwood, Recro Pharma’s President and Chief Executive Officer. “An interim analysis for sample size adjustment is planned and will take place when approximately half of the evaluable patients have been enrolled. If approved, Dex-IN would be the first and only acute pain drug in its class and could provide an attractive, non-opioid, non-addictive alternative for patients experiencing acute pain following surgery. We look forward to updating you on the progress of the new trial.”

After an interim analysis in September 2014, Recro Pharma closed its Post Op Day 0 Phase II clinical trial (REC-13-012) of Dex-IN in the treatment of acute post-operative pain following bunionectomy surgery. While the trial was not expected to reach statistical significance, a trend toward analgesia was observed in a subset of patients. Following analysis of the data from this trial and input from the Company’s advisors, Recro Pharma believes that, rather than being used for therapeutic intervention at Day 0 when pain is rapidly escalating, Dex-IN treatment starting on Day 1 will be a more effective pain regimen.

In October 2014, the Company commenced a Post Op Day 1 Phase II clinical trial of Dex-IN in the treatment of acute post-operative pain following bunionectomy surgery. The Post Op Day 1 trial is a Phase II randomized, multicenter, double-blind, placebo-controlled study to evaluate the efficacy and safety of Recro Pharma’s proprietary intranasal formulation of dexmedetomidine, Dex-IN, in adult subjects undergoing bunionectomy surgery, starting dosing of study medication on post-operative Day 1. The trial is expected to enroll approximately 200-250 subjects.

Third Quarter Financial Results

As of September 30, 2014, Recro Pharma had cash and cash equivalents of $23.9 million. Recro Pharma believes its current cash and cash equivalents are sufficient to fund operations through the end of 2015.

For the three months ended September 30, 2014, Recro Pharma reported a net loss applicable to common shareholders of $4.7 million, or $0.61 per share, compared to a net loss applicable to common shareholders of $0.6 million, or $3.95 per share, for the comparable period in 2013. The third quarter of 2013 includes accretion of Recro Pharma’s redeemable convertible preferred stock. For the nine months ended September 30, 2014, Recro Pharma reported a net loss applicable to common shareholders of $13.9 million, or $2.42 per share, compared to a net loss applicable to common shareholders of $1.9 million, or $12.22 per share, for the comparable period in 2013. The nine months ended September 30, 2014 includes a $4.1 million non-cash beneficial conversion charge related to the conversion of the Company’s 8% Convertible Promissory Notes upon the closing of the Company’s initial public offering in March 2014.

Research and development expenses for the three months ended September 30, 2014, were $3.6 million, compared to $0.1 million for the same period in 2013. The increase was primarily due to the Company’s Post Op Day 0 Phase II clinical trial and associated manufacturing expenses, short-term preclinical studies and management’s salaries and benefits which commenced with becoming a public company. Research and development expenses for the nine months ended September 30, 2014, were $5.6 million, compared to $0.5 million for the same period in 2013.

General and administrative expenses for the three months ended September 30, 2014, were $1.1 million, compared to $0.2 million for the same period in 2013. The increase was primarily due to management’s salaries, benefits and stock-based compensation; increased consulting, legal and accounting fees and increased directors and officers insurance associated with becoming a public company. General and administrative expenses for the nine months ended September 30, 2014, were $2.8 million, compared to $0.5 million for the same period in 2013.

Interest expense for the third quarter of 2013 was $221,000 on our 8% Convertible Promissory Notes, which were converted to common stock in March 2014 upon the closing of our initial public offering. For the nine months ended September 30, 2014, interest expense was $4.3 million, which included a non-cash interest charge of approximately $4.1 million for the conversion of the 8% Convertible Promissory Notes to common stock.

About Recro Pharma, Inc.

Recro Pharma is a clinical stage specialty pharmaceutical company developing non-opioid therapeutics for the treatment of pain, initially for acute pain following surgery. Recro Pharma’s lead product candidate, Dex-IN, is a proprietary intranasal formulation of dexmedetomidine and has completed multiple clinical trials in which Dex-IN was well tolerated. As Recro Pharma’s product candidates are not in the opioid class of drugs, the Company believes its candidates would avoid many of the side effects associated with commonly prescribed opioid therapeutics, such as addiction, constipation and respiratory distress while maintaining analgesic effect. If approved, Dex-IN would be the first and only approved acute pain drug in its class.

Cautionary Statement Regarding Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements reflect Recro Pharma’s expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties. When used herein, the words “anticipate,” “believe,” “estimate,” “upcoming,” “plan,” “target”, “intend” and “expect” and similar expressions, as they relate to Recro Pharma or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information available to Recro Pharma as of the date of this press release and are subject to a number of risks, uncertainties, and other factors that could cause Recro Pharma’s actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Recro Pharma assumes no obligation to update any such forward-looking statements. Factors that could cause Recro Pharma’s actual results to materially differ from those expressed in the forward-looking statements set forth in this press release include, without limitation: the results and timing of the clinical trials of Dex-IN and any future clinical and preclinical studies; the ability to obtain and maintain regulatory approval of product candidates, and the labeling under any such approval; regulatory developments in the United States and foreign countries; the Company’s ability to raise future financing for continued development; the performance of third-party suppliers and manufacturers; the Company’s ability to obtain, maintain and successfully enforce adequate patent and other intellectual property protection; the successful commercialization of the Company’s product candidates; and the successful implementation of the Company’s strategy. In addition, the forward-looking statements in this press release should be considered together with the risks and uncertainties that may affect Recro Pharma’s business and future results included in Recro Pharma’s filings with the Securities and Exchange Commission at www.sec.gov.

RECRO PHARMA, INC.

Balance Sheets

(unaudited)

	September 30, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$23,904,128	$12,828
Other receivables	86,833	38,418
Prepaid expenses	133,694	15,689
Deferred offering costs	—	784,177

Total current assets	24,124,655	851,112

Total assets	$24,124,655	$851,112

Liabilities and Shareholders’ Equity (Deficit)
Current liabilities:
Convertible notes payable	$—	$11,907,198
Accounts payable	682,187	434,244
Accrued expenses	1,236,171	589,532

Total current liabilities	1,918,358	12,930,974

Total liabilities	1,918,358	12,930,974

Series A redeemable convertible preferred stock, $0.01 par value.
Authorized, 2,000,000 shares, issued and outstanding, 2,000,000 shares	—	5,880,037

Shareholders’ equity (deficit):

Preferred stock, $0.01 par value. Authorized, 10,000,000 shares; none issued and outstanding.	—	—
Common stock, $0.01 par value. Authorized, 50,000,000 shares, issued and outstanding, 7,707,600 shares at September 30, 2014 and 155,600 shares at December 31, 2013	77,076	1,556
Additional paid-in-capital	52,744,017	—
Accumulated deficit	(30,614,796)	(17,961,455)

Total shareholders’ equity (deficit)	22,206,297	(17,959,899)

Total liabilities and shareholders’ equity (deficit)	$24,124,655	$851,112

RECRO PHARMA, INC.

Statements of Operations

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Operating expenses:
Research and development	$3,633,712	$122,469	$5,619,289	$481,736
General and administrative	1,084,407	160,855	2,768,260	455,970

Total operating expenses	4,718,119	283,324	8,387,549	937,706

Other income (expense):
Interest income	4,635	21	7,127	41
Interest expense	—	(220,578)	(4,272,919)	(636,339)

	4,635	(220,557)	(4,265,792)	(636,298)

Net loss	(4,713,484)	(503,881)	(12,653,341)	(1,574,004)

Accretion of redeemable convertible preferred stock and deemed dividend	—	(110,218)	(1,270,057)	(327,091)

Net loss applicable to common shareholders	$(4,713,484)	$(614,099)	(13,923,398)	(1,901,095)

Basic and diluted net loss per common share	$(0.61)	$(3.95)	$(2.42)	$(12.22)

Weighted average basic and diluted common shares outstanding	7,707,600	155,600	5,743,527	155,600

Unaudited pro forma net loss			$(8,380,422)

Unaudited pro forma net loss per share (1)			$(1.27)

Unaudited pro forma weighted average basic and diluted common shares outstanding (1)			6,576,461

(1)	Assumes the conversion of all outstanding shares of convertible preferred stock and convertible promissory notes into shares of common stock as of the beginning of the period or the date of issuance and related adjustment to eliminate interest expense on the convertible promissory notes and accretion of deemed dividends on the preferred stock.

CONTACT:	Recro Pharma, Inc.

Charles T. Garner

Chief Financial Officer

(484) 395-2425

Media and Investors:

Argot Partners

Susan Kim

(212) 600-1902

susan@argotpartners.com